Exhibit 23.2



CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion in this Registration Statement of California Energy Company, Inc. on Form S-4 of our report dated March 18, 1994, on our audits of the consolidated financial statements and consolidated financial statement schedules of Magma Power Company and subsidiaries as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, and to the inclusion of our report dated May 6, 1993 on our audits of the Statement of Net Assets Acquired as of March 31, 1993 and Historical Summaries of Gross Revenues and Direct Operating Expenses for each of the three years in the period ended December 31, 1992 of the Imperial Valley Geothermal Interests (acquired by Magma Power Company from Union Oil Company of California). We also consent to the reference to our Firm under the captions "Experts" and "Selected Historical Consolidated Financial and Operating Data of Magma".




/s/ COOPER & LYBRAND L.L.P.

COOPERS & LYBRAND L.L.P.

San Diego, California
January 5, 1995